 June 12, 2001

JACO ELECTRONICS, INC. ("Jaco")
145 Oser Avenue
Hauppauge, NY 11778

NEXUS CUSTOM ELECTRONICS, INC. ("Nexus")
Prospect Street
Brandon, VT 05733

INTERFACE ELECTRONICS, INC. ("Interface")
124 Grove Street
Franklin, MA 02028

Gentlemen:

Reference is made to the Second Restated and Amended Loan and Security Agreement in effect between us as successor by merger to BNY Financial Corporation which was merged into GMAC Commercial Credit LLC ("GMAC"), as Agent and Lender, and Fleet Bank, N.A., f/k/a Natwest Bank, N.A ("Fleet") as Lender, dated September 13, 1995, as supplemented and amended from time to time, (the "Agreement"). Both GMAC and Fleet may hereinafter be referred to jointly as the "Lenders", and individually, as a "Lender". Initially capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.
WHEREAS, you have requested that we amend the Agreement so as to increase the Maximum Loan Amount for each Lender from $35,000,000 to $40,000,000, for a total amount of $80,000,000 for the period commencing with the date of this letter and terminating on September 30, 2001 (the “Temporary Increase Period”); and.

WHEREAS, you have requested that we amend the Agreement so as to increase the amount of the inventory sub-limit from $30,000,000 to $40,000,000 during the Temporary Increase Period; and

WHEREAS, the Lenders are willing to agree to such an increase in the Maximum Loan Amount for each Lender, subject to the terms and conditions hereof, and

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

        1. Effective as of the date hereof, and only for the Temporary Increase Period, the Agreement shall be amended by replacing the phrase “$35,000,000” appearing next to the phrase “Maximum Loan Amount” underneath the signature of each Lender, with the phrase “$40,000,000", and the phrase “$30,000,000” as appearing on the amended eighth line of Section 4(a) of the Agreement shall be temporarily replaced with the phrase “$40,000,000” for the temporary increase period. At the end of the Temporary Increase Period, the Debtor shall repay all excess amounts outstanding so that the amended figures described above revert to the original amounts as in effect before the commencement of the Temporary Increase Period.

2.	By their signatures below, Jaco, Nexus and Interface hereby ratify the Agreement and agree to be jointly and severally liable for all Obligations under the Agreement and agree that all of the outstanding amounts of the Loans under the Agreement, as of the date hereof, shall be valid and binding Obligations of each of them, and shall be deemed Obligations outstanding under the Agreement, and hereby agree and promise to repay to the Agent, for the benefit of the Lenders, such Obligations (including but not limited to all applicable interest) in accordance with the terms of the Agreement, but in no event, later than the Termination Date (for purposes hereof, “Termination Date” shall mean September 14, 2002, or any extended termination date, or any earlier termination date, whether by acceleration or otherwise).

3.	By their signatures below, Jaco, Nexus and Interface hereby ratify and affirm to the Agent that as of the date hereof, they are in full compliance with all covenants under the Agreement and certify that all representations and warranties of the Agreement are true and accurate as of the date hereof, with the same effect as if they had been made as of the date hereof.

4.	In consideration of the above amendment, Jaco, Nexus and Interface hereby jointly and severally agree to pay to the Agent for the pro rata benefit of the Lenders, an amendment fee in an amount of $20,000.00 as of the date hereof. Jaco, Nexus and Interface hereby authorize the Agent to automatically charge the Debtors’ account with the amount of such fee on the date of execution of this Letter Agreement.

Except as herein specifically amended, the Agreement shall remain in full force and effect in accordance with its original terms, except as previously amended. If the foregoing accurately reflects our understanding, kindly sign the enclosed copy of this letter and return it to our office as soon as practicable.

             Very truly yours,
             GMAC COMMERCIAL CREDIT LLC

             By: /s/ Frank Imperato
             Title: Senior Vice President

AGREED AND ACCEPTED:

            JACO ELECTRONICS, INC.                                                FLEET BANK, N.A.

            By: /s/ Jeffrey D. Gash                                                              By: /s/ Alice Adelberg
            Title: Vice President                                                                   Title: Vice President / Secretary

            NEXUS CUSTOM ELECTRONICS, INC.                            INTERFACE ELECTRONICS CORP.

            By: /s/ Jeffrey D. Gash                                                              By: /s/ Jeffrey D. Gash
            Title: Vice President                                                                   Title: Vice President